Exhibit 5.2

Haynsworth Sinkler Boyd, P.A.
1201 MAIN STREET, 22nd floor
P.O. box 11889 (29211)
Columbia, SOUTH CAROLINA 29201
MAIN 803.779.3080
FAX 803.765.1243
www.hsblawfirm.com

January 21, 2022

Sonoco Products Company

Post Office Box 160

Hartsville, South Carolina 29551

Ladies and Gentlemen:

We have acted as South Carolina counsel to Sonoco Products Company, a South Carolina corporation (the “Company”), in connection with an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), of $$400,000,000 in aggregate principal amount of the Company’s 1.800% Notes due 2025 (the “2025 Notes”), $300,000,000 in aggregate principal amount of the Company’s 2.250% Notes due 2027 (the “2027 Notes”) and $500,000,000 in aggregate principal amount of the Company’s 2.850% Notes due 2032 (the “2032 Notes”) (collectively the 2025 Notes, the 2027 Notes and the 2032 Notes are referred to herein as the “Notes”). The Notes are to be issued under the Indenture, dated as of June 15, 1991, (the “Base Indenture”) between the Company and Regions Bank, as successor in interest to Wachovia Bank of North Carolina, National Association, as trustee, (the “Trustee”), as amended and supplemented by a second supplemental indenture (the “Second Supplemental Indenture”), dated as of November 1, 2010, by a third supplemental indenture (the “Third Supplemental Indenture”) dated as of October 27, 2011, by a fourth supplemental indenture (the “Fourth Supplemental Indenture”) dated as of November 1, 2011, by a fifth supplemental indenture (the “Fifth Supplemental Indenture”) dated as of April 22, 2020 between the Company and the Trustee, and by a sixth supplemental indenture (the “Sixth Supplemental Indenture”) to be entered into by the Company and the Trustee (the Base Indenture, as supplemented by the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture is hereinafter referred to as the “Indenture”); and subject to the Underwriting Agreement (the “Underwriting Agreement”), dated January 11, 2022, among the Company and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed therein.

We have also acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-232937) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) relating to the Notes.

 In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the prospectus as supplemented relating to the Notes; (iv) the Indenture; and (v) the forms of the Notes. The Notes are registered pursuant to the Registration Statement. In addition, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, and (ii) minutes and records of the corporate proceedings of the Company including the Board of Directors of the Company.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms.

Sonoco Products Company

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials and on the representations, warranties and agreements of the Company contained in the Underwriting Agreement.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, and assuming that the Notes are issued in accordance with the terms of the Underwriting Agreement, we are of the opinion that: (i) the Company is a corporation existing and in good standing under the laws of the State of South Carolina, (ii) the Indenture has been duly authorized, executed and delivered by the Company under the law of the State of South Carolina, (iii) the Notes have been duly authorized, executed and delivered by the Company under the law of the State of South Carolina and (iv) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by the Company do not violate the laws the State of South Carolina known to us to be generally applicable to transactions of this type (other than state securities or Blue Sky laws as to which we express no opinion) or the terms and provisions of the Company’s Restated Articles of Incorporation or Amended and Restated By-Laws.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company, filed on the date hereof, and thereby incorporated by reference as an exhibit to the Registration Statement, and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. By giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is limited to the specific issues addressed herein and we assume no obligation to revise or supplement this opinion after the date hereof.

Very truly yours,

/s/ Haynsworth Sinkler Boyd, P.A.

HAYNSWORTH SINKLER BOYD, P.A